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                                                                      Exhibit 99


FOR IMMEDIATE RELEASE                                              Contact:
                                                                   Samuel Cypert
                                                                   313-792-6646


                           MASCO CORPORATION ANNOUNCES
                           APPOINTMENT OF NEW DIRECTOR

     Taylor, Michigan (December 3, 2004) -- Masco Corporation (NYSE:MAS), announced that its Board of Directors has appointed a new Director:

     Dennis W. Archer, 62, is the Chairman of Dickinson Wright PLLC, a Detroit-based law firm, and was the President of the American Bar Association from 2003-2004. Mr. Archer served two terms as Mayor of the city of Detroit, Michigan, from January 1994 through December 2001, and as an Associate Justice of the Michigan Supreme Court from 1985 to 1994. Mr. Archer currently serves on the boards of directors of Compuware Corporation and Johnson Controls, Inc.

     "Masco is honored to have Dennis Archer join its Board of Directors. His broad-based legal experience and numerous leadership positions make him an excellent addition to our Board," said Richard A. Manoogian, Masco's Chairman and Chief Executive Officer. "I am certain he will play an important role and make meaningful contributions as an independent member of our Board and its committees."

     Headquartered in Taylor, Michigan, Masco Corporation is one of the world's leading manufacturers of home improvement and building products as well as a leading provider of services that include the installation of insulation and other building products.

     Masco Corporation's press releases and other information are available through the Company's toll free number, 1-888-MAS-NEWS, or under the Investor Relations section of Masco's website at www.masco.com.

     Statements contained herein may include certain forward-looking statements regarding Masco's future sales, earnings growth potential and other developments. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Masco believes that certain non-GAAP performance measures and ratios, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP performance measures and ratios should be viewed in addition to, and not as an alternative for, the Company's reported results under accounting principles generally accepted in the United States. Additional information about Masco's products, markets and conditions, which could affect Masco's future performance, is contained in Masco's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com. Masco undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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